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                                                                    Exhibit 10.7


                   RYKOFF-SEXTON, INC. CONVERTIBLE AWARD PLAN
                               (DIRECTOR EDITION)

            (As adopted June 19, 1995, and revised in January, 1996)

I.   INTRODUCTION

This Plan is called the Rykoff-Sexton, Inc. Convertible Award Plan (Director Edition). The Plan is designed to encourage non-management members of the Board of Directors to acquire or increase their ownership interests in Common Stock of Rykoff-Sexton, Inc. This objective is achieved by granting restricted shares of such Common Stock to eligible Directors who elect to purchase Common Stock from Rykoff-Sexton, Inc. with some or all of their Annual Retainer. This Plan document sets forth all terms and conditions of the Plan as approved by the Board of Directors, subject to approval by the shareholders of Rykoff-Sexton, Inc.

II.  DEFINITIONS

For the purposes of the Plan, the following terms have the meanings stated below:

     a. "Annual Retainer" means a Director's annual cash retainer fee for a Fiscal Year, ordinarily payable to the Director in four equal cash installments as of the date of each scheduled quarterly meeting of the Board. For purposes of this Plan, the Annual Retainer earned by a Director as of the date of a quarterly meeting is the amount that the Director is entitled to by reason of his or her status as a member of the Board at that time, whether or not the Director attends the meeting. A Director's Annual Retainer does not include any meeting fees or any other special fees for serving as a Director of the Company.

     b.   "Board" means the Board of Directors of the Company.

     c.   "Company" means Rykoff-Sexton, Inc.

     d. "Conversion Price" means, for a Fiscal Year, the average of the closing prices of the Company's Common Stock, as reported in the New York Stock Exchange Composite Index on the last business day of each calendar week during the three month period ending six months from the end of the first month of that Fiscal Year. If there is a stock split or other change in the outstanding Common Stock during that six month period, an appropriate adjustment in the Conversion Price will be made in accordance with the procedure set forth in the Company's Stock Option Plan for Directors. (See the attached Supplement for the delayed pricing process used in the Fiscal Year beginning in 1995).
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     e.   "Delivery Date" means, for a Fiscal Year, the date of the last quarterly Board meeting of the Fiscal Year; provided, however, that actual delivery of Purchased Shares and Premium Shares may be made as soon as practical thereafter. (See the attached Supplement for the delayed Delivery Date used for the Fiscal Year beginning in 1995).

     f.   "Director" means an individual member of the Board.

     g. "Fiscal Year" means any fiscal year of the Company during which a Participant is eligible to participate in the Plan. The first Fiscal Year of the Plan is the Company's fiscal year that began in May, 1995.

     h. "Holding Period" means, with respect to any Purchased Shares and related Premium Shares, the two year period commencing on the scheduled Delivery Date of those shares; provided, however, that in some cases the Holding Period may be shortened as provided in Section IV B below. (See the attached Supplement for the special Holding Period used for the Fiscal Year beginning in 1995).

     i. "Participant," with respect to a Fiscal Year, means only those individuals who are Directors on the last day of the first month of that Fiscal Year and have not been employees of the Company at any time during that month. (See the attached Supplement for delayed eligibility rules for the Fiscal Year that began in 1995).

     j.   "Plan" means this Rykoff-Sexton Convertible Award Plan (Director
          Edition).

     k. "Premium Shares" means any shares of the Company's Common Stock granted to a Participant by the Company as a bonus for purchasing Purchased Shares; provided however, that all Premium Shares shall be subject to transferability and forfeiture restrictions under this Plan.

     l. "Purchased Shares" means the shares of the Company's Common Stock purchased by a Participant with any part of his or her Annual Retainer for a Fiscal Year; provided, however, that the Participant shall not be entitled to receive such Purchased Shares until the Delivery Date for that Fiscal Year.

III. ELIGIBILITY AND PLAN OPERATION

A.   Election to Defer Annual Retainer and Purchase Purchased Shares

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At any time during the first month of each Fiscal Year, each Director who is eligible to be a Participant for that Fiscal Year may elect in writing to:

     (1) defer payment of any part of his or her Annual Retainer for that Fiscal Year until the Delivery Date for that Fiscal Year; and

     (2) receive such payment in the form of a number of Purchased Shares based on the Conversion Price for that Fiscal Year.

See the attached Supplement for a delayed election process for the Fiscal Year beginning in 1995.

Purchased Shares earned and purchased under this Plan shall vest and become transferable by the Participant as of the Delivery Date, subject to shareholder approval of the Plan and any restrictions under applicable securities laws, and shall not be subject to forfeiture under Section III.

B.   Procedures for Election and Pricing of Purchased Shares

Within a reasonable time before the end of the first month of each Fiscal Year, the Company will provide each Participant with an election form similar to the form attached hereto and identified as "Attachment 1." Any Participant making a conversion election for a Fiscal Year must complete and sign that form to indicate his or her election and acceptance of all terms and conditions of the Plan. On the form, the Participant must specify the percentage or dollar amount of his or her Annual Retainer to be used to buy Purchased Shares.

A Participant's election to buy Purchased Shares for a Fiscal Year must be made and delivered to the Company on or before the last day of the first month of the Fiscal Year. Once made, this election is irrevocable and will be carried out by the Company with respect to the amount of Annual Retainer actually earned by the Participant during such Fiscal Year. A new election form must be signed for each Fiscal Year, unless the Participant chooses not to buy Purchased Shares for a Fiscal Year.

If a Participant elects to buy Purchased Shares for a Fiscal Year, the chosen dollar amount of the Participant's Annual Retainer will be converted into Purchased Shares, except that the dollar amount will be reduced to the extent the Participant does not earn all of the Annual Retainer he or she elected to convert. The Annual Retainer amount elected by the Participant is converted into a number of Purchased Shares that is equal to (A) the dollar amount of Annual Retainer to be converted, divided by (B) the Conversion Price for that Fiscal Year. However, cash will be paid to the Participant in lieu of any fractional shares. The Company will deliver any such cash and a certificate representing the Purchased Shares to the Participant on the Delivery Date for that Fiscal Year.

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C.  Contingent Award of Premium Shares

On each Delivery Date, each Participant who receives Purchased Stock on that date will also receive from the Company one Premium Share for each three shares of Purchased Stock delivered on that date; provided, however, that no fractional Premium Shares (or cash in lieu thereof) may be issued under this Plan. A certificate representing those Premium Shares shall be delivered to the Participant by the Company on the Delivery Date.

All Premium Shares issued under this Plan with respect to Purchased Shares shall be subject to transfer restrictions and forfeiture under Section III during the Holding Period that applies to such shares. Each certificate representing Premium Shares shall contain a notice stating that the Premium Shares are subject to transfer restrictions and forfeiture under this Plan.

D.   Voting and Dividend Rights

A Participant who receives Purchased Shares and Premium Shares on a Delivery Date will be entitled to vote all of such shares immediately; and will also be entitled to receive dividend payments with respect to all of such shares, to the extent such dividends are declared and paid; provided, however, that all of such rights shall terminate with respect to Premium Shares on the date (if any) on which they are forfeited under Section III.

E.   Deferred Annual Retainer and Purchase Rights Are Not Assignable

No part of a Participant's Annual Retainer deferred by an election under this Plan, nor his or her right to receive Purchased Shares and Premium Shares as a result of that election, may be assigned or otherwise transferred by the Participant, except for a transfer resulting from his or her death. Prior to any delivery of Purchased Shares and Premium Shares, a Participant's rights, if any, to those shares shall not be secured by any Company property, and shall entitle the Participant only to the rights of a creditor of the Company.

IV.  RISKS OF PREMIUM SHARE FORFEITURE DURING HOLDING PERIOD

A.   General Transfer Restrictions and Forfeiture upon Sale of Purchased Shares

Until the expiration or early termination of the Holding Period, Premium Shares cannot be sold or otherwise transferred by a Participant and will be subject to forfeiture as set forth below. However, Purchased Shares may be sold during the Holding Period to the extent permitted by applicable securities laws.

However, upon the date of any sale or other voluntary transfer of Purchased Shares before the end of the Holding Period for such

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shares, all of the Premium Shares granted with respect to such Purchased Shares shall be forfeited by the Participant.

B.   Forfeiture Upon Certain Terminations of Board Membership

If a Participant's membership on the Board terminates before the end of a Holding Period that continues to apply to any of his or her Premium Shares, they shall be completely forfeited as of the effective date of such termination, unless it is caused by one or more of the reasons set forth below:

     (1) The Participant's death or long-term disability (as determined in the discretion of the majority of the remaining Directors);

     (2) The removal of the Participant from the Board without cause;

     (3) The Participant is not re-nominated or re-elected as a Director;

     (4) A "change in control" of the Company, as defined in the existing agreements (if any) between the Company and its senior officers; or

     (5) The Participant voluntarily resigns, if a majority of the Board (excluding the Participant) agrees to waive the balance of the Holding Period and determines in good faith that such waiver is in the best interest of the Company.

If a Participant's membership on the Board terminates before the normal expiration of the Holding Period of any Premium Shares, as a result of one of the excepted causes listed above in subparagraphs (1) through (5), then the Holding Period will end, all Premium Shares will be freed from any further risk of forfeiture and those shares will become fully transferable, subject to applicable securities laws, as of the effective termination date.

C.   Procedure for Forfeiture

If any Premium Shares are forfeited, such shares shall be void and the Participant holding such Premium Shares shall promptly endorse the certificates of those Premium Shares to the Company and return them to the Company without any consideration.

V.   MISCELLANEOUS

A.   Term and Adoption of the Plan

The Plan has been adopted by the Board as of June 19,1995, subject to its approval by counsel and the shareholders of the Company. The Plan includes the attached Supplement describing special rules for the initial Fiscal Year, which began in 1995.

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  The Plan shall remain in effect until it is terminated pursuant to Paragraph B below. The adoption of this Plan or any modification of the Plan does not imply any commitment to continue the same Plan, or any modification thereof, or any other Plan for any succeeding year. Neither the Plan, nor any election or sale or grant of stock made under the Plan, shall create for any Participant any employment contract or right to continued membership on the Board.

B.   Plan Amendment or Discontinuance

The Plan may be amended at any time and from time to time by the Board as it may deem advisable; provided, however, that no amendment shall become effective without shareholder approval if such shareholder approval is required by any law, rule or regulation; and provided further that the Plan shall not be amended more than once every six months, except to comport with changes in the Internal Revenue Code (as amended from time to time), the Employee Retirement Income Security Act of 1974 (as amended from time to time) or the rules thereunder. No amendment of the Plan shall materially and adversely affect any right of any Participant with respect to any shares previously granted, unless such Participant gives his or her written consent.

     As Secretary of the Company, I hereby certify that this Plan was adopted in final form by its Board of Directors on the 15th day of January, 1996, subject to approval by the shareholders of the Company.



                                         /s/ Robert J. Harter, Jr.
                                         -------------------------
                                         Robert J. Harter, Jr.
                                         Secretary

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                               SUPPLEMENT TO THE
                   RYKOFF-SEXTON, INC. CONVERTIBLE AWARD PLAN
                               (DIRECTOR EDITION)

                   SPECIAL RULES FOR THE 1995-96 FISCAL YEAR


A.   Election Date and Eligibility for the First Fiscal Year

For the Fiscal Year beginning in May of 1995 (the "first Fiscal Year"), the final date for a Participant's election to buy Purchased Shares has been delayed from May 31, 1995, until January 31, 1996. This delay has allowed time for Plan revisions required by tax and securities laws.

A Director is an eligible Participant for the first Fiscal Year if he has not been a Company employee at any time between the beginning of the Fiscal Year and the January 31, 1996 final election date, and also remains a Director on that date.

B. Delayed Conversion of Annual Retainer and Grant of Premium Shares for the First Fiscal Year

As of the beginning of 1996, Directors have already received 75% of their Annual Retainer fees for the first Fiscal Year of the Plan. Thus, a Participant may still elect to use the remaining 25% of his Annual Retainer to buy Purchased Shares for the first Fiscal Year.

In addition, a Participant may also choose to convert into Purchased Shares all or any part of the Annual Retainer fee he previously received for the first Fiscal Year. In that case, the Director may elect a conversion percentage higher than 25% and repay to the Company the necessary part of the Annual Retainer already received during the Fiscal Year. The repaid amount will used to buy Purchased Shares for that Fiscal Year. Any such repayment must be made on or before JULY 31, 1996, when the pricing of Purchased Shares will be completed for the first Fiscal Year of the Plan. The pricing process must be delayed until six months after the January 31, 1996 election date to comply with Federal securities laws.

For the first Fiscal Year of the Plan, the scheduled delivery date for both Purchased Shares and Premium Shares will be July 31, 1996. However, if the Plan were not approved by the Company's shareholders at the 1996 annual meeting, the Purchased Shares and Premium Shares would have to be returned to the Company and the conversion price of the Purchased Shares would be refunded to the Directors who had purchased them.

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